UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2022

Ventoux CCM Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39830	84-2968594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Putnam Avenue, Floor 4

Greenwich, CT 06830

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (646) 465-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VTAQ	The Nasdaq Stock Market LLC
Warrants	VTAQW	The Nasdaq Stock Market LLC
Rights	VTAQR	The Nasdaq Stock Market LLC
Units	VTAQU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously disclosed, Ventoux CCM Acquisition Corp. (“VTAQ”) is currently party to an Amended and Restated Subscription Agreement (the “Agreement”) which contemplates the issuance upon closing (“Closing”) of its business combination, of $25.0 million convertible senior notes to certain note investors (the “Investors”). VTAQ and E La Carte, Inc. (d/b/a Presto, Inc. “Presto”) have considered the funding arrangements for the combined company (“New Presto”) following the Closing and have concluded that it would be in the best interests of Presto, VTAQ and their shareholders to seek an alternative to the indebtedness proposed to be incurred under the Agreement at Closing. Accordingly, VTAQ and Presto are in the process of negotiating alternative funding in the form of a senior secured term loan, and they have entered into a non-binding letter-of-intent (the “LOI”) with Metropolitan Partners Group Management, LLC (“Metropolitan”) for a proposed $55.0 million term loan (the “Loan”) to be provided by Metropolitan to New Presto at the Closing, which will be used to repay certain outstanding debt of Presto and for working capital and general corporate purposes.

The LOI envisages that:

●	the Loan will bear interest at 15% payable monthly in cash, provided that (i) for the first six months New Presto may choose to pay 100% of the interest in kind and (ii) for the following 12 months New Presto may elect to pay 50% of the interest in kind;

●	the Loan will mature thirty months following the Closing;

●	the Loan will be secured by a first priority lien on substantially all of New Presto’ real and personal property and will be guaranteed by each of New Presto’s subsidiaries;

●	the definitive agreement containing the final terms of the Loan (the “Loan Documentation”) will contain closing conditions, representations and warranties, events of default and covenants that are customary for term loans of this type, including covenants requiring the maintenance of minimum unrestricted cash on New Presto’s balance sheet and a ratio of the amount of the Loan outstanding, less New Presto’s unrestricted cash on its balance sheet, to its annualized rolling 3-month revenue;

●	New Presto will pay Metropolitan an initial onboarding fee of $500,000 on the Closing Date and a quarterly monitoring fee of $125,000 thereafter;

●	New Presto may prepay the Loan at any time, but if such prepayment is prior to the 18 month anniversary of the Closing Date, it must include an amount of interest and fees that would have accrued up until such anniversary;

●	so long as any of the Loan remains outstanding, Metropolitan will have board observer rights;

●	Metropolitan will receive 1,500,000 warrants to purchase shares of New Presto common stock that are nonredeemable, exercisable on a cashless basis and have an exercise price of $11.50 per share, among other terms to be described in an amended and restated warrant agreement that will be entered in connection with the Closing;

●	Metropolitan will receive 600,000 shares of New Presto common stock from VTAQ’s founders; and

●	New Presto will pay Metropolitan all of its reasonable and documented expenses, including legal fees.

The entry into the Loan Documentation in a form satisfactory to the parties is subject to the completion of Metropolitan’s due diligence and other conditions. No assurance can be given that the Loan Documentation will be entered into or that it will contain terms identical to those described above. Upon entry into the Loan Documentation, VTAQ will file a current report on Form 8-K disclosing the final terms of the Loan.

The entry into the Loan Documentation is also subject to VTAQ and the Investors reaching a mutually satisfactory agreement to terminate the Agreement. VTAQ and the Investors have discussed certain terms including payment of fees and expenses incurred by the Investors, the issuance to the Investors of 400,000 shares of New Presto common stock as well as the transfer of 500,000 warrants currently held by VTAQ’s founders.

Neither VTAQ nor Presto can offer any assurance that the Loan Documentation will be entered into or that an agreement will be reached to terminate the Agreement. If such agreements are not reached, the Agreement will continue in effect subject to its terms.

VTAQ will make further disclosure if the Loan Documentation is executed or if the Agreement is terminated. The disclosures provided herein is intended to disclose information that may be material to any investment and/or voting decision in connection with VTAQ’s upcoming special meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Ventoux CCM Acquisition Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTOUX CCM ACQUISITION CORP.

Date: September 9, 2022	By:	/s/ Matt MacDonald
Matt MacDonald
Chief Financial Officer

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